Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 21, 2011, except for Notes 1 and 17, as to which the date is August 15, 2011, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-177233) and related Prospectus of iPayment Holdings, Inc. and iPayment, Inc. for the registration of $129,921,875 of 15.00%/15.00% senior notes due 2018 of iPayment Holdings, Inc. and $400,000,000 of 10.25% senior notes due 2018 of iPayment, Inc.

/s/ Ernst & Young LLP

Los Angeles, California

November 22, 2011